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EXHIBIT (a)(3)

CERTIFICATE OF OWNERSHIP AND MERGER
OF
CAA ACQUISITION CORP.
WITH AND INTO
USHEALTH GROUP, INC.

Pursuant to Section 253 of the General
Corporation Law of the State of Delaware

        CAA Acquisition Corp. ("Purchaser") pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        FIRST:    That the name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
CAA Acquisition Corp.	Delaware
USHEALTH Group, Inc.	Delaware

        (USHEALTH Group, Inc. is referred to herein as "Subsidiary".)

        SECOND:    That Purchaser owns at least 90% of the outstanding shares of the common stock of Subsidiary, which is the only outstanding class of capital stock of the Subsidiary.

        THIRD:    That the Board of Directors of Purchaser, by unanimous written consent dated October 14, 2005 pursuant to Section 141(f) of the DGCL, duly adopted resolutions authorizing the merger of Purchaser with and into Subsidiary pursuant to Section 253 of the DGCL (the "Merger"). A true copy of such resolutions is annexed hereto as Exhibit A. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

        FOURTH:    That the sole stockholder of Purchaser has approved the Merger pursuant to Section 253 of the DGCL.

        FIFTH:    That the name of the corporation surviving the Merger is USHEALTH Group, Inc.

        SIXTH:    That the Certificate of Incorporation of Subsidiary immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation.

        SEVENTH:    That this Certificate of Ownership and Merger shall be effective upon its filing with the Secretary of State of the State of Delaware.

        In Witness Whereof, Purchaser has caused this Certificate of Merger to be executed in its corporate name as of this 14th day of October, 2005.

CAA ACQUISITION CORP.
By
/s/ ALAN H. FREUDENSTEIN Name: Alan H. Freudenstein Title: President and Treasurer

EXHIBIT A

CAA ACQUISITION CORP.

ACTION BY WRITTEN CONSENT
OF THE BOARD OF DIRECTORS

October 14, 2005

        The undersigned, being all of the members of the Board of Directors (the "Board of Directors") of CAA Acquisition Corp., a Delaware corporation (the "Purchaser"), acting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL") and the Purchaser's Bylaws (the "Bylaws"), hereby adopt, by this written consent, the following resolutions with the same force and effect as if they had been unanimously approved and adopted at a duly convened meeting of the Board of Directors of the Purchaser, and direct that this written consent be filed with the minutes of the proceedings of the Board of Directors of Purchaser:

        Resolved, that Purchaser merge itself (the "Merger") with and into USHEALTH Group, Inc., a Delaware corporation ("Subsidiary"), which shall be the surviving corporation (the "Surviving Corporation"), pursuant to Section 253 of the DGCL; and

        Further Resolved, that the Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger (the "Effective Time") shall continue in full and effect as the Certificate of Incorporation of the Surviving Corporation; and

        Further Resolved, that the By-Laws of Subsidiary as in effect immediately prior to the Effective Time shall continue in full and effect as the By-Laws of the Surviving Corporation; and

        Further Resolved, that the officers and directors of Subsidiary as in effect immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the By-Laws of the Surviving Corporation, or as otherwise provided by law; and

        Further Resolved, that at the Effective Time, each of the shares of common stock, par value $0.01 per share, of Subsidiary, and all rights in respect thereof ("Shares"), issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive $0.31 per Share, net to the seller in cash, without any interest thereon (the "Merger Price"), except for Shares owned by (i) Subsidiary, (ii) Special Situations Holdings, Inc.—Westbridge, a Delaware corporation and the sole stockholder of Purchaser ("Parent") or (iii) by any direct or indirect subsidiary of Parent (including Purchaser) which shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist; and

        Further Resolved, that at the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share, par value $0.01 per share, of common stock of the Surviving Corporation; and

        Further Resolved, that at the Effective Time, Shares, if any, held by stockholders who perfect their appraisal rights pursuant to Section 262 of the DGCL (each, a "Dissenting Stockholder") shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder, except that if any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Price; and

        Further Resolved, that if the Surviving Corporation shall consider or be advised that any deeds, bill of sale, assignments, assurances or any other action or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation's right, title and interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporation acquired or to be acquired by the Surviving Corporation as a result of the Merger, the officers and directors of the Surviving Corporation be, and each of them individually hereby is, authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bill of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties, privileges, franchises or assets in the Surviving Corporation; and

        Further Resolved, that the President or any Vice President of Purchaser and the Secretary of Purchaser be, and each of them individually hereby is, authorized and directed to execute and acknowledge in the name of and on behalf of Purchaser a Certificate of Ownership and Merger setting forth, among other things, a copy of these resolutions and the date of their adoption; and that such officers are hereby authorized and directed to cause such executed Certificate of Ownership and Merger to be filed in the Office of the Secretary of State of the State of Delaware and to cause a certified copy of such Certificate to be recorded in the Office of the Recorder of Deeds of New Castle County, all in accordance with Sections 103 and 253 of the DGCL; and

        Further Resolved, that the Merger shall become effective and the corporate existence of Purchaser shall cease upon the filing of such Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 253 of the DGCL; and

        Further Resolved, that the appropriate officers of Purchaser be, and each of them individually hereby is, authorized and directed to take or cause to be taken all such further actions and to execute and deliver or cause to be delivered all such further instruments and documents in the name and on behalf of Purchaser, and to incur all such fees and expenses as in their judgment shall be necessary or advisable in order to carry out fully the intent and purposes of the foregoing resolutions; and

        Further Resolved, that all actions previously taken by the officers and directors of Purchaser in connection with the transactions contemplated by these resolutions are hereby adopted, ratified, confirmed and approved in all respects.

[SIGNATURE PAGE FOLLOWS]

        In Witness Whereof, the undersigned, being all the members of the Board of Directors of the Purchaser, have executed this written consent as of the date first written above.

/s/ ALAN H. FREUDENSTEIN Alan H. Freudenstein
/s/ GREGORY M. GRIMALDI Gregory M. Grimaldi

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  EXHIBIT (a)(3)
  EXHIBIT A